Exhibit 21.1

SUBSIDIARIES OF VINE RESOURCES INC.

Name of Subsidiary	Jurisdiction of Organization
Vine Resources Holdings LLC	Delaware
Vine Oil & Gas LP	Delaware
Vine Oil & Gas GP LLC	Delaware
Vine Management Services LLC	Delaware